UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2015

AIR METHODS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-16079	84-0915893
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

7301 South Peoria, Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 792-7400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement

See the disclosure contained in Item 2.03 below, which is incorporated herein by reference.

Item 2.03           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 21, 2015, Air Methods Corporation (the “Company”) entered into a Third Amended and Restated Revolving Credit, Term Loan and Security Agreement (the “Amended Credit Agreement”) by and among the Company; certain of the Company’s subsidiaries; certain lender parties named therein; KeyBank National Association, as Administrative Agent for the lenders, Joint Lead Arranger and Sole Book Runner; PNC Bank, National Association, as Joint Lead Arranger and Co-Syndication Agent; Compass Bank, as Joint Lead Arranger and Co-Syndication Agent; Bank of America, N.A., as Joint Lead Arranger and Co-Syndication Agent; and Fifth Third Bank, SunTrust Bank, JPMorgan Chase Bank, N.A., and MUFG Union Bank, N.A., each as Co-Documentation Agent.

The Amended Credit Agreement provides for a $125 million revolving line of credit and term loans up to an aggregate of $650 million. The Amended Credit Agreement is secured by assets of the Company and its subsidiaries. The maturity date of the Company’s credit facility was extended to August 21, 2020.

Borrowings under the Amended Credit Agreement are available to the borrowers for working capital, acquisitions, repurchases of outstanding Company stock or other equity interests of the Company, and other general corporate purposes. The Amended Credit Agreement contains customary restrictive and financial covenants, including covenants regarding the Company’s outstanding indebtedness and maximum leverage and fixed charge coverage ratios.

The foregoing is a summary of the material terms and conditions of the Amended Credit Agreement and not a complete description thereof. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Amended Credit Agreement attached to this Current Report as Exhibit 10.1, which is incorporated herein by reference.

ITEM 9.01           Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Third Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated August 21, 2015.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR METHODS CORPORATION

Date: August 25, 2015	By:	/s/ Trent J. Carman
Trent J. Carman, Chief Financial Officer

2

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated August 21, 2015.